Exhibit 99.1

Media Contacts:	Bill Price	Carol Goodrich
	(732) 524-6623	(732) 524-6678
	(732) 668-3735 (M)	(973) 615-4057 (M)

Investor Contacts:	Louise Mehrotra	Stan Panasewicz
	(732) 524-6491	(732) 524-2524

FOR IMMEDIATE RELEASE

JOHNSON & JOHNSON ANNOUNCES SETTLEMENT WITH U.S. DEPARTMENT OF JUSTICE AND U.S. SECURITIES AND EXCHANGE COMMISSION

New Brunswick, NJ (April 8, 2011) – Johnson & Johnson (NYSE: JNJ) announced today it will pay $70,006,316 in fines, disgorgement and interest, an amount previously reserved for, in a settlement related to publicly disclosed Foreign Corrupt Practices Act (FCPA) investigations by the U.S. Department of Justice (DOJ) and the U.S. Securities and Exchange Commission (SEC). The Company hopes to reach a settlement of a related investigation by the U.K. Serious Fraud Office (SFO) in several days.

In 2007, Johnson & Johnson voluntarily disclosed to the DOJ and the SEC that subsidiaries outside the United States were believed to have made improper payments in connection with the sale of medical devices.  In the course of comprehensive compliance efforts and reports into the Company, similar issues in additional markets and businesses were identified and brought to the attention of the agencies.

As part of the settlement, Johnson & Johnson has entered into a Deferred Prosecution Agreement (DPA) with the DOJ and a Consent to Final Judgment with the SEC. These agreements reflect the recognition by DOJ and SEC of Johnson & Johnson’s voluntary disclosures and subsequent cooperation, as well as the company’s compliance efforts over the past four years.  If the company completes three years of enhanced FCPA compliance undertakings and reporting to the DOJ and the SEC, the charges filed by the DOJ against a subsidiary company will be dismissed.

“More than four years ago, we went to the government to report improper payments and have taken full responsibility for these actions,” said William C. Weldon, Chairman and Chief Executive Officer.  “We are deeply disappointed by the unacceptable conduct that led to these violations.  We have undertaken significant changes since then to improve our compliance efforts, and we are committed to doing everything we can to ensure this does not occur again.”

Today’s settlement also resolves an investigation of Johnson & Johnson subsidiary companies in the United Nations Oil for Food Program, which was not disclosed by the Company to the DOJ and SEC.  A U.N.-commissioned report related to the Oil for Food Program alleged that more than 2,000 companies worldwide acquiesced to the Iraqi government’s demands between 2001 and 2003 that they pay a ten percent fee as a condition of importing humanitarian goods into the country.

Mr. Weldon added, “I know that these actions are not representative of Johnson & Johnson employees around the world who do what is honest and right every day, in the conduct of our business and in service to patients and customers worldwide.  We will continue to demonstrate that Johnson & Johnson is a company that embraces responsible corporate behavior.”

(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations of future events.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Johnson & Johnson's expectations and projections.  Risks and uncertainties include general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment.  A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended January 2, 2011.  Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov, www.jnj.com or on request from Johnson & Johnson.  Johnson & Johnson does not undertake to update any forward-looking statements as a result of new information or future events or developments.)

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